Exhibit 10.1
NANTHEALTH, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between NantHealth, Inc. (the “Company”), and Rao Haris Naseem (“Executive”).
1.Duties and Scope of Employment.
(a)Positions and Duties. As of September 7, 2023 (the “Start Date”), Executive will serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Board. During the Employment Term but only for so long as Executive serves as an officer of the Company, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval.
(c)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote a commercially reasonable amount of time to the Company to satisfactorily perform Executive’s duties. The parties understand and agree that Executive is a practicing cardiologist who is also involved in various other business, charitable, community and family matters. Executive further agrees to comply with all Company policies currently in existence or that may be adopted by the Company during the Employment Term. For avoidance of doubt, Executive hereby agrees that, during the Employment Term with the Company, Executive will not engage in any other employment, occupation, consulting, or other business activity that conflicts with Executive’s obligations to the Company.
(d)Prior Agreements. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement, or policy, written or otherwise, which would be breached by Executive’s entering into, or performing services under, this Agreement. Executive agrees to disclose to the Company any and all agreements relating to Executive’s prior employment that may affect Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive hereby represents and warrants that any such agreements will not prevent Executive from performing the duties of Executive’s position. Executive hereby agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.
2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice either by the Company or by the Executive. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company as being at-will.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $35,568 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices, in the Company’s sole discretion. Moreover, the Company may modify salaries and benefits from time to time as it deems necessary. Notwithstanding the foregoing, the Base Salary shall be reviewed and adjusted at the point in time when the Company’s operations (excluding debt payments) are profitable, as measured in two consecutive calendar quarters.
(b)Discretionary Bonus. Executive will be eligible to receive an annual discretionary bonus pursuant to any plans or arrangements the Company have in effect from time to time. The Board or its Compensation Committee will determine in its sole discretion whether Executive will be granted any such bonus awards and any performance metrics applicable to the earning of any such bonuses. Any earned bonus, or any portion thereof, will be paid, less applicable withholdings and deductions. For all bonuses, Executive must remain employed through the date the bonus is paid to Executive in order to earn the bonus.
(c)Equity. Following the Start Date but not later than three (3) business days after Executive has received his own CIK, CCC, and password codes from the U.S. Securities and Exchange Commission, and subject to approval by the Board (or any authorized committee thereof), the Company shall grant Executive a stock option to purchase 1,000,000 shares at an exercise price equal to the fair market value on the date of grant (the “Option”). The Option will vest as to 25% of the shares subject to the Option one (1) year after the vesting start date, and as to 1/36th of the remaining shares subject to the Option monthly thereafter on the same day of the month as the vesting start date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the vesting start date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”) and a stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. Notwithstanding the foregoing, in the event of a “Change in Control” (as defined in the Plan) of the Company that occurs while you are employed and the Option remains outstanding, 100% of the then-unvested shares subject to the Option, if any, shall vest and become exercisable. Thereafter, the Option shall continue to be subject to the terms, definitions and provisions of the Plan and stock option agreement.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Vacation. Executive will be eligible to take paid vacation in accordance with the Company’s vacation policy.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other necessary expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder. Nothing in this Agreement or the Confidential Information Agreement limits Executive from engaging in Protected Activity (as defined therein).
8.Assignment. This Agreement will be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of Executive upon Executive’s death and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
NantHealth, Inc.
Attn: Patrick Soon-Shiong, Chairman, Board of Directors
NantHealth, Inc.
760 W. Fire Tower Road, Suite 107
Winterville, North Carolina 28590

If to Executive:
at the last residential address known by the Company.
10.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
11.Integration. This Agreement and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent otherwise explicitly provided in the applicable equity award agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
12.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

13.Indemnification. Subject to Board approval, the Company will enter into an agreement with Executive providing for indemnification of Executive to the extent Executive is made or is threatened to be made a party to any proceeding by reason of Executive’s position with the Company, on terms and conditions approved by the Board.
14.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
15.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
16.Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of the Agreement or the Confidential Information Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidential Information Agreement.
17.Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).
18.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
19.Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Company, by a duly authorized officer), effective as of the last date set forth below (the “Effective Date”).
COMPANY:
NantHealth, Inc.
By: /s/ Patrick Soon-Shiong                    Date: September 7, 2023
Name:     Patrick Soon-Shiong, M.D.
Title: Chairman

EXECUTIVE:
By: /s/ Rao Haris Naseem                        Date: September 6, 2023
Name:     Rao Haris Naseem